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                                                                    EXHIBIT 99.1


For Immediate Release:                   Contact: Roger Holliday (Financial)
                                                  (256) 500-4832
                                                  Nancy Young (Public Relations)
                                                  (256) 500-5446

                       RUSSELL CORPORATION ANNOUNCES PLANS
              TO RESTRUCTURE AND TAKE CHARGE OF UP TO $125 MILLION

PLAN WOULD IMPROVE OPERATIONS AND RETURNS, REDUCE COST, ENHANCE MARKETING
EFFORTS



ALEXANDER CITY, AL, July 22, 1998 - The Board of Directors of Russell Corporation (NYSE-RML) today announced its intent to undertake a major restructuring to improve the Company's global competitiveness. The ultimate impact of the restructuring and reorganization would be in a range of $100 to $125 million after tax. It is anticipated that the restructuring will occur over the next three years with a substantial charge taken in the third quarter of 1998.

At the heart of the program is a multi-year strategic plan to significantly improve shareholder returns. The plan will couple increases in marketing efforts with improved asset utilization and cost improvement to increase profitability and return on assets.

"To remain competitive in the market, we have to focus our efforts on reducing costs, increasing our spending on consumer marketing, and improving our return on investment," said Jack Ward, Russell's new chairman, president and chief executive officer. "We have to ensure that we are producing the highest quality products at the lowest possible cost. From a financial standpoint, we must produce consistent earning growth."
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Elements of the multi-year strategic plan that is being considered include:
closing approximately 25 of the Company's 90 worldwide facilities over the next three years, including selected manufacturing plants, distribution centers and offices; expanding production outside the United States; consolidating the licensed products business; disposing of owned shopping center real estate; reorganizing the corporate structure; establishing a dual headquarters in the metropolitan Atlanta area; and other cost savings activities. It is anticipated that approximately 4000 positions will be eliminated. A portion of the savings will be reinvested in consumer marketing in order to build long-term sales and profits.

"Every aspect of this plan is designed to make Russell stronger and more stable for the long-run," Ward said, continuing, "Our new structure, for example, will be responsive to both our financial and consumer markets and will create an organization that prepares Russell for future growth. We plan to employ strategic business units in order to align our organization with our markets, and the consumer. All of our efforts going forward focus on making Russell Corporation a leader in the athletic, sportswear and casualwear apparel categories."

The restructuring plan should begin lowering operating costs in 1999 and should generate increased savings in subsequent years. Savings from the planned actions will improve earnings and fund initiatives to increase business growth. Enhanced consumer marketing efforts will be a priority.

Details of the plan will be released over the coming months, after implementation steps have been developed. Employees who will be impacted by the changes will be eligible for a severance package that has been substantially improved from past practices and an assistance program aimed at helping
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employees replace their earnings. "Obviously, we've not made every decision at this point," Ward added. "Our goal is to communicate with our financial partners, employees and communities each step of the way."

This release contains certain statements that describe the Company's beliefs concerning future business conditions and the outlook for the Company based upon currently available information. Wherever possible, the Company has identified these "forward-looking" statements (as defined in Section 21E of the Securities and Exchange Act of 1934) by words such as "anticipates," "believes," "estimates," "expects" and similar phrases. These forward-looking statements are based upon assumptions the Company believes are reasonable; however, such statements are subject to risks and uncertainties which could cause the Company's actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements. Some forward looking statements in this release concern anticipated sales levels, cost estimates and resulting earnings that are not necessarily indicative of subsequent periods due to the mix of future orders, at once orders and product mix changes, which may vary significantly from quarter to quarter. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

Russell Corporation is an international consumer products company specializing in activewear, casualwear and athletic uniforms. Its major brands include Russell Athletic, Jerzees and Cross Creek. The Company's common stock is listed on the New York Stock Exchange under the symbol RML.